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                                                                   EXHIBIT 10(t)

     The CIT Group/
     Business Credit
     3rd Floor
     300 South Grand Avenue
     Los Angeles, CA 90071
     Tel: 213 613-2575
     Fax: 213 613-2588


(LOGO OF THE CIT GROUP)


November 14, 1994


Mr. Craig D. Crisman
Chief Executive Officer
Applied Magnetics Corporation
75 Robin Hill Road
Goleta, California 93117


Dear Mr. Crisman:

You have asked us to provide Applied Magnetics Corporation (the "Company") with $35,000,000 in secured financing to provide working capital loans. We have reviewed the information you have submitted to us and are pleased to inform you that we have approved a secured committed credit facility ("Line of Credit"), consisting of, and subject to, the following:

Borrower:         The Company

Lender(s):        The CIT Group/Business Credit, Inc. ("CITBC")

Line of Credit:   $35,000,000

        1.        Revolving Line of Credit:
                  -------------------------

                  A revolving line of credit (the "Revolving Line of Credit") evidenced by a Financing Agreement ("Agreement") providing for revolving advances ("Revolving Loans") up to the lesser of (a) $35,000,000 or (b) 80% of eligible accounts receivable due from U.S. residents. We will make accounts receivable from certain mutually agreed upon foreign account debtors, including foreign subsidiaries of Maxtor Corporation, Western Digital Corporation and Conner Peripherals, Inc. ("Conner"), eligible accounts receivable, provided that such accounts receivable comply with all of the other criteria of eligibility. Ineligible accounts will include, but not be limited to, i) accounts not payable in U.S. dollars, ii) accounts not originated by, or payable to, the Company, iii) accounts not payable in the United States and (iv) accounts receivable related to the pending sale of tape products operations. In addition, eligible accounts receivable due from any one customer will be limited to 50% of total eligible accounts receivable and eligible accounts receivable will be reduced by the aggregate amount of payables, if any, due-to the debtors of eligible accounts receivable. After giving effect to all loans, advances and extensions of credit to be made at closing, we will require, on the day of closing only, that a minimum additional availability of $5,000,000 exist. It is understood that such requirement contemplates that, on the day of closing, all of the

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                  Company's debts, obligations and payables will be current.

        2.        LETTER OF CREDIT SUBLINE:
                  -------------------------

                  Within the Revolving Line of Credit we will assist the Company in opening up to $10,000,000 at any time of documentary and standby letters of credit for purposes approved by us. All letters of credit shall be fully reserved from availability.

        3.        TERM:
                  -----

                  The Agreement shall have an initial term of three years with automatic annual renewals thereafter (herein each an "Anniversary Date") unless terminated by either of us, as of an Anniversary Date, upon 90 days prior notice.

INTEREST RATES, LETTER OF CREDIT CHARGES AND FEES:
- - --------------------------------------------------

        We will charge:

        (a) (i) interest on all outstanding Revolving Loans under the Agreement at a rate equivalent to either the Chemical Bank Rate plus one and three-quarters percent (1.75%) per annum, or at the election of the Company, LIBOR plus three and one-quarter percent (3.25%) per annum if the Company's operating earnings in the previous quarter were zero or less; or

                  (ii) interest on all outstanding Revolving Loans under the Agreement at a rate equivalent to either the Chemical Bank Rate plus one and one-quarter percent (1.25%) per annum, or at the election of the Company, LIBOR plus two and three-quarters percent (2.75%) per annum if the Company's operating earnings in the previous quarter were greater than zero;

                  Each change in the rate as set forth above will occur on the first of the month following the filing of the Company's 10Q (or 1 OK if after fiscal year end ) with the SEC and our receipt of a copy thereof.

                  The Company will give the Lender five (5) days prior written notice of any LIBOR election and the Company cannot make a LIBOR election if a default or event of default under the Agreement remains unwaived. Upon the Company's election of a LIBOR option, the Company will specify a one, two, three, or six month LIBOR period.

                  Collections will be credited to the Company's account upon our receipt of good funds at our bank account in New York, New York. Interest on all obligations due us shall be payable monthly.

        (b) in addition to passing along all bank charges, a service fee in connection with each letter of credit equal to; (i) one and one-half percent (1.5%) per annum on the face amount of each standby letter of credit and (ii) two percent (2.0%) per annum on the face amount of each documentary letter of credit.

        (c) a Line of Credit Fee, calculated and payable monthly, of one half of one percent (.5%) per annum computed on the difference between the Line of Credit and the average daily Revolving Loan balance due us. This fee will be reduced to one-quarter percent (.25%) per

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                  annum if the Company's net income for the previous quarter was positive. Changes in this fee will be made as indicated in (a) above.

        (d) a Collateral Management Fee of $100,000 per year for each year the Agreement is in effect. Such fee shall be payable annually in advance and shall be non-refundable. This fee will be reduced to $50,000 per year in subsequent years if the Company's net income for the previous fiscal year was positive.

        (e)      a $525,000 Loan Facility Fee payable at closing.

EARLY TERMINATION:
- - ------------------

                  Upon any termination of the Agreement by the Company prior to an Anniversary Date we shall be entitled to an Early Termination Fee equal to one percent (1 %) of the Line of Credit. A termination effective on an Anniversary Date will not incur an Early Termination Fee.

COLLATERAL:
- - -----------

                  All obligations due us will be secured by a first and exclusive lien on all assets and property of the Company including, without limitation, all present and future accounts receivable, inventory, trademarks, Intellectual Property Collateral, general intangibles and equipment excluding (i) confidential and proprietary know-how and technology, as shall be mutually agreed upon ("Proprietary Know-How"); (ii) real property; (iii) subject to the provisions of the immediately following sentence, certain accounts receivable due from Conner and equipment (the "Conner Collateral") which are subject to a security interest in favor of Conner to secure a payment obligation owed to Conner by the Company in the total principal amount of $8,645,485.44 (the "Conner Debt") in connection with that certain Note Purchase Agreement dated November 25, 1992 (the "Conner Agreement") between the Company and Conner, a copy of which has been provided to us by the Company; (iv) accounts receivable, inventory, trademarks, Intellectual Property, general intangibles and equipment related to the pending sale of the tape products operations; and (v) such other permitted security interests, liens and encumbrances as are mutually agreed by us and the Company. We will require an Intercreditor Agreement with the Company and Conner, on terms and conditions mutually agreed, in good faith, among the parties, pursuant to which we shall be granted a second and subordinate security interest in the Conner Collateral and the Company and Conner shall agree not to amend the Conner Agreement so as to increase the amount of the Conner Debt without our consent, which shall not be unreasonably withheld. We will permit up to $20,000,000, in the aggregate at any one time outstanding, of additional secured financing of equipment and real estate, only so long as, at the time of closing of any loan pursuant to such additional financing (i) there is no default or event of default under the Financing Agreement and (ii) the aggregate amount of such loans are equal to at least 50% of the book value of the pool of assets securing such loans. Additionally, we will require a pledge of 65% of the stock of all subsidiaries, excluding the Company's Malaysian subsidiary, Applied Magnetics Malaysian Sdn. Bhd. ("AMM"). "Intellectual Property Collateral " shall mean patents, patent applications and/or registrations, trademarks and license agreements in which the Company is or becomes licensed to use patents or trademarks of others. Until the occurrence of an event of default by the Company under the Agreement and our exercise of our foreclosure remedies with respect to the pledged stock, the Company shall retain all voting and dividend rights on the pledged stock and, subject to certain terms and

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                  provisions, the right to transfer such stock to one or more of its subsidiaries. Further, the Company shall retain, inter alia, the rights to (a) grant licenses or sublicenses in Proprietary Know-How and Intellectual Property Collateral, provided that any such transactions shall take place in a manner consistent with the Company's current and past business practices and upon terms and provisions no less favorable to the licensor than it could have obtained in a comparable arms length transaction except as to transactions with the licensor's subsidiaries and affiliates for which our consent is required but, which consent shall not be unreasonably withheld, and (b) threaten, commence, pursue, settle and conclude litigation or proceedings to enforce, prosecute, defend or otherwise respond to actions, suits or proceedings regarding such Proprietary Know-How and Intellectual Property Collateral. As to the Proprietary Know-How, the Company shall grant us a royalty-free, non- exclusive right and license to use the Proprietary Know-How to sell or otherwise dispose of magnetic recording disk heads; provided, however, that (a) such license shall be subject to any other licenses and rights heretofore or hereafter granted, provided our license is not prohibited or restricted and (b) such right and license will be effective only upon the occurrence of a default under the agreement. As to license agreements that are included within the Intellectual Property Collateral, the security interests granted to us shall be subject to whatever restriction, limitations and terms, including, but not limited to, restrictions or limitations on assignment as are set forth in such license agreements.

                  If the pending sale of the tape products operations has not been completed by March 31,1995, the Agreement will be amended to grant us a first and exclusive lien on all accounts receivable, inventory, trademarks, Intellectual Property, general intangibles and equipment related to the pending sale of the tape products operations.

COVENANTS:
- - ----------

                  The Agreement will contain such covenants, warranties, representations, events of default, notice, confidentiality and other provisions as are customary for financing transactions of this type, which will include certain financial covenants, including:

                        Free Cash Flow
                        Limitation on Capital Expenditures
                        Minimum Net Worth
                        Limitation on Dividends
                        Ratio of Total Liabilities to Net Worth
                        Minimum Operating Earnings

                  The Company will be required to submit to us, among other things, monthly interim financial statements plus fiscal year-end financial statements. The year-end statements must be certified by an independent public accountant acceptable to us. We agree that your use of Arthur Anderson & Co. is acceptable to us.

KEY CONDITIONS:
- - ---------------

                  We will require:

                  (a) completion by the Company of a 12 month Cash Budget Projection on our form prior to closing.

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                  (b) the Maybank facility, or a comparable debt facility, must remain in place at all times under terms and conditions at least as favorable to the Company as presently exist or under revised terms and conditions satisfactory to CITBC, and borrowings under that facility must, at all times, equal or exceed the lesser of (a) the amount available under the facility, as presently calculated, based on eligible invoices, or (b) $40,000,000, provided, however, that a breach or violation of this condition shall not occur with respect to
                  (i) any amendment to such facility that would provide a higher rate of interest than that currently in effect provided such increase is not greater than 5% over the then current interest rate, would require granting a security interest, lien or charge on, in or against AMM's properties or assets to Maybank or another lender; or (ii) repayment or refinancing of all or any part of such facility with the proceeds of or in connection with (x) the sale of any assets or properties which are not included within the CITBC Collateral, (y) any new issuance of securities ( including common stock, preferred stock or convertible securities ) by the Company, AMM or any subsidiary of the Company or AMM; provided, however, that after giving effect to such asset sales or issuance of securities, the Company remains in compliance with the Agreement, or (z) any joint venture, or similar arrangement or agreement by and among the Company, AMM, or either of them, and any third party, provided that all of the preceding is, in form and substance, satisfactory to us.

                  (c) the stock of AMM may not be pledged as collateral, or conveyed to any third party provided, however, that a breach or violation of this condition shall not occur with respect to
                  (i) any assignment, transfer or conveyance to any subsidiaries or affiliates of the Company, (ii) any merger, reorganization, or consolidation of AMM with or into any subsidiary or affiliate of the Company,(iii) any pledge, transfer, assignment or conveyance made in order to comply with laws, rules or regulations of the Malaysian government or any agency or instrumentality thereof, (iv) any pledge, assignment, transfer or conveyance in connection with any joint venture, or similar arrangement or agreement by and among the Company, AMM, or either of them, and any third party, so long as any of the preceding does not have an adverse affect on AMM and/or the Maybank facility.

                  (d) that loans, investments and advances in, or to, other persons or entities may not exceed an aggregate amount to be agreed upon, except that investments may be made in obligations of or instruments guaranteed by the U.S. government, certificates of deposit from banks domiciled in the U.S. and other short term investments rated M or better.

                  (e) Additionally, we may require an environmental audit conducted by an environmental engineering firm retained by and acceptable to us but paid for by you, to be performed on each parcel of real estate located in the United States owned by the Company, except for the Company's facility in Santa Maria which is included in the pending sale of the tape products operations. The Company may provide to us a Phase One Report prepared by a licensed environmental consultant retained by the Company of one or more of its domestic U.S. facilities provided such was prepared within the four year period preceding the date of this letter, and upon satisfactory review of the form and substance of any such environmental audit by an environmental engineering firm selected by us but paid for by you, we shall waive the foregoing requirement for an additional audit. Should this audit or, in lieu thereof, the Phase One Report, indicate the presence of hazardous substances or liability (real or potential) stemming from operations and/or hazardous waste disposal practices under any local, state.or federal laws or regulations, we may either, at our option, decline to consummate the proposed arrangement, or impose such additional conditions as we deem necessary.

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OUT OF POCKET EXPENSES:
- - -----------------------

                  The Company shall pay (whether or not this transaction is consummated) all of our out-of-pocket costs and expenses (including reasonable fees of outside legal counsel, but excluding fees of in-house legal counsel ) incurred in connection with the Agreement, including, but not limited to, those incurred by us in connection with the preparation, execution and closing of this financing transaction.


OTHER CONDITIONS OF CLOSING:
- - ----------------------------

                  The foregoing is furnished to you as a means of affording you a guide to, and an outline of, the material terms and conditions of the proposed accommodation being considered. Moreover, you appreciate that the foregoing is subject to:

                  (a)  successful completion of all the above items;

                  (b) the execution and delivery of appropriate legal documentation which must be satisfactory in form and substance to each of us and to our respective counsels;

                  (c) on or before closing of the Agreement, all of the tangible non-real estate assets, except for a total of $2.0 million of equipment and/or inventory, of Applied Magnetics (Singapore) Pte. Ltd. will have, in accordance with applicable law, been transferred or dividended to the Company with respect to its accounts receivable or its Subsidiaries with respect to all other assets. Subsequent to this transfer of assets, Applied Magnetics (Singapore) Pte. Ltd. will not purchase or sell any assets except its real estate.

                  (d) the absence of any material adverse change in the financial condition, business, prospects, profitability, assets or operations of the Company or any of its subsidiaries. It is understood and agreed that any adverse change in the terms, conditions, assumptions or projections supplied to us by the Company and on which we based our decision to issue this letter will be construed by us as a material adverse change.


CONFIDENTIALITY:
- - ----------------

                  This letter and the financing arrangements described herein are delivered to you with the understanding that neither this letter nor the substance of said proposed financing arrangements shall be disclosed by you to anybody outside your organization, except to those professional advisors who are in a confidential relationship with you and require knowledge thereof to perform their duties (such as your legal counsel, accountants and financial advisers), or where disclosure is required by law. CITBC will protect the confidential or proprietary nature of any Proprietary Know-How.


COMMITMENT FEE:
- - ---------------

                  To induce us to issue this commitment letter we will require payment by you of a Commitment Fee of $125,000 which will be credited against the Loan Facility Fee upon consummation of the proposed transaction. lf the Agreement is not consummated

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                  for any reason whatsoever, $50,000 of the Commitment Fee, less our expenses incurred heretofore or hereafter, will be refunded to the Company and the balance of the Commitment Fee shall be non-refundable.

WE EACH HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, ACTION OR CAUSE OF ACTION ARISING UNDER THIS LETTER, ANY TRANSACTION RELATED HERETO, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

This letter (a) embodies the entire agreement and understanding between the parties hereto with respect to the subject matter of this letter and supersedes all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, and (b) can be changed only by a writing signed by each of the parties hereto and shall bind and benefit each of such parties and their respective successors and assigns.

If the foregoing is acceptable to you, please so indicate by signing and returning to us the enclosed copy of this letter together with your check to our order in the amount of $50,000 not later than the close of business on November 14, 1994. We will treat this $50,000 and the $75,000 previously delivered to us under our proposal letter of June 6, 1994 as the Commitment Fee. If not accepted by you as herein provided, this commitment shall expire at the close of business on November 14, 1994. If accepted, the financing facility offered herein will expire at the close of business on January 15, 1995 unless the documents contemplated hereunder have been fully executed. Upon our receipt from you of an executed copy of this letter together with a check for $50,000 we will sign below to confirm our acceptance and return a fully executed copy of this letter to you.


                                Very truly yours,

                      THE CIT GROUP/BUSINESS CREDIT, INC.


                      By:     /s/  Alan Grosshans
                          --------------------------------
                      Title: Vice President


Commitment Letter Accepted:              Commitment Letter Accepted:
APPLIED MAGNETICS CORPORATION            THE CIT GROUP/BUSINESS CREDIT, INC.


By:  /s/ Craig D. Crisman                By:   /s/ Alan Grosshans
    --------------------------               ---------------------------
Title: Chief Executive Officer           Title: Vice President

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